Registration No. 333-88970

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CRG LIQUIDATION COMPANY
(FORMERLY THE CRONOS GROUP)
(Exact name of registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
5, rue Guillaume Kroll
L-1882 Luxembourg
Telephone: 352 26 48 3688
(Address, including zip code, and
telephone number, including area code,
of registrant’s principal executive offices)
The Cronos Group
Stock Grants to Employees and Agents
(Full title of the plan)

Dennis J. Tietz	Copy to:
Cronos Capital Corp. One Front Street, Suite 925 San Francisco, California 94111 (415) 677-8990 djt@cronos.com (Name and address of agent for service of process)	James F. Fotenos, Esq. Greene Radovsky Maloney Share & Hennigh LLP Four Embarcadero Center, Suite 4000 San Francisco, California 94111 (415) 981-1400 jfotenos@grmslaw.com

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 originally filed by CRG Liquidation Company (formerly The Cronos Group) (the “Company”) with the Securities and Exchange Commission on May 23, 2002 (File No. 333-88970), pertaining to the common shares of the Company to be offered under stock grants to employees and agents of the Company (the “Registration Statement”).
     On August 1, 2007, the shareholders of the Company approved the sale of the Company’s assets to CRX Acquisition Ltd., pursuant to the Asset Purchase Agreement among the Company, CRX Acquisition Ltd. and FB Transportation Capital LLC (the “Assets Sale”), and the closing of the Assets Sale occurred promptly thereafter. Upon the closing of the Assets Sale, each outstanding common share of the Company thereupon evidenced no rights other than the right to receive a liquidating distribution per share of $16.00, without interest, upon the surrender of the certificates representing such common shares to the paying agent, all in accordance with the procedures set forth in a plan of liquidation adopted by the shareholders of the Company on that date.
     In accordance with the undertaking made by the Company in the Registration Statement to remove by means of a post-effective amendment any shares of the Company’s common stock which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities that remain unissued under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg on this 1st day of August, 2007.

CRG LIQUIDATION COMPANY (FORMERLY THE CRONOS GROUP)
By:	/s/ Dennis J. Tietz
Dennis J. Tietz
Duly Appointed Liquidator under Luxembourg Companies’ Law

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dennis J. Tietz Dennis J. Tietz	Duly Appointed Liquidator under Luxembourg Companies’ Law and Co-Principal Executive Officer	August 1, 2007

/s/ Peter J. Younger Peter J. Younger	Duly Appointed Liquidator under Luxembourg Companies’ Law and Co-Principal Executive Officer	August 1, 2007

/s/ Frank P. Vaughan Frank P. Vaughan	Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2007